Exhibit 99.2

Amendment No.1 to the

Globant S.A.

2014 Equity Incentive Plan

June 3, 2016

RECITALS

A.           By a decision dated 2 July 2014, the Board of Directors (the “Board”) of Globant S.A.,  a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 37A, boulevard J.F. Kennedy, L-1855 Luxembourg, registered with the Luxembourg trade and companies register under number B 173727 (the “Company”), adopted the Company’s 2014 Equity Incentive Plan (the “Plan”).

B.            Pursuant to Section 7(g) of the Plan, the Board is authorized to amend the Plan at any time.

C.            On May 9, 2016, the Board approved a 2,000,000 increase to the number of shares available for grant under the Plan.

AMENDMENT

1.	The first paragraph of Section 4 of the Plan is hereby deleted in its entirety and replaced with the following:

“Subject to adjustments as provided in Section 7(d) of the Plan, effective as of May 9, 2016, the Common Shares that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 3,666,667 shares, and of those the maximum number of shares that may be issued under this Plan pursuant to incentive stock options intended to qualify under Code section 422 is 1,666,667. Subject to the provisions of the law, the Company shall maintain an authorized capital comprising such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of Common Shares, or is forfeited or otherwise terminated or canceled as to any shares, the shares subject to such Award shall thereafter be available for further Awards under the Plan. Notwithstanding anything herein to the contrary, shares used to pay the exercise price of an Award or tax obligations shall not be available again for other Awards under the Plan.”

2.	Except as set forth in this Amendment, the Plan shall be unaffected hereby and shall remain in full force and effect.

In Witness Whereof, the undersigned has caused this Amendment to be executed as of the date first set forth above.

By:	/s/ Patricio Pablo Rojo
Name:	Patricio Pablo Rojo
Title:	General Counsel